EXHIBIT 99.1

Contact:	Amedisys, Inc.

Gregory H. Browne

Chief Financial Officer

(225) 292-2031

gbrowne@amedisys.com

Noonan Russo

Investor Relations

Brian Ritchie (212) 845-4269

brian.ritchie@eurorscg.com

AMEDISYS REPORTS FIRST QUARTER 2006

RESULTS

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (May 2, 2006) – Amedisys, Inc. (NasdaqNM: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the first quarter ended March 31, 2006.

For the quarter ended March 31, 2006, the Company reported quarterly net income of $7.3 million, or $0.45 per diluted share, on record quarterly net service revenue of $127.2 million. Net service revenue increased by 81 percent when compared with the $70.4 million reported for the comparable period in the prior year. Amedisys reported net income of $7.1 million, or $0.45 per diluted share, for the quarter ended March 31, 2005. The diluted weighted average number of shares outstanding approximated 16.3 million for the quarter ended March 31, 2006 and 15.7 million for the comparable period of 2005.

“Our record quarterly revenue is indicative of the Company’s strong, and ongoing, commitment to both organic growth and acquisitions, as well as the continued significant demand for our services,” noted William F. Borne, Chief Executive Officer of Amedisys. “In particular, we have continued to deliver strong internal growth in Medicare admissions. This growth rate was approximately 17 percent for the first quarter and reflects the significant efforts made by our field staff towards further enhancing the clinical reputation of the Company. Amedisys believes that its internal growth rate of Medicare admissions will be at least 15 percent for 2006.”

“Our net income for the quarter ended March 31, 2006, which reflects a slight increase in net income when compared with the same period in the prior year, includes $0.6 million pretax cost of severance payments incurred in the most recent quarter, or approximately $0.02 cents per diluted share,” said Mr. Borne. “Also included is approximately $0.5 million pretax, or approximately $0.02 cents per diluted share, reflecting the additional expense of implementing SFAS123R in the current quarter.”

“Management has undertaken considerable effort aimed at improving the operating results from our recent acquisitions, as well as the streamlining of our corporate office functions,” continued Mr. Borne. “The current quarterly results do not yet fully reflect the results of our cost-cutting and margin improvement initiatives. However, we anticipate on-going earnings improvements in subsequent quarters.”

“Our Balance Sheet continues to position Amedisys to take advantage of strategic acquisition opportunities in home health,” said Mr. Borne. “Additionally, the Company improved its collection activities during the quarter, thereby assisting in reducing our days sales outstanding from 62 days to 55 days. We continue to expect further improvement in this area.”

“We have made significant progress in this quarter towards restoring our margins to historical levels,” continued Mr. Borne. “However, the timing of improvements to margins, the commencement of start-ups, increased expenses associated with SFAS123R, and higher interest rates, dictate a more cautious approach to guidance. Therefore, based on currently available information, we are reducing our earnings guidance from the previously announced $2.33 to $2.43 cents per diluted share to $2.25 to $2.35 cents per diluted share for fiscal 2006. Fully diluted shares for 2006 are expected to be approximately 16.4 million. This guidance reflects our 2006 estimated income tax rate of approximately 38.8 percent. Annual revenue is expected to exceed $520 million.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET today. To access this call, please dial 877-691-0877 (domestic) or 1-973-582-2767 (international). A replay of the conference call will be available until May 9th 2006, by dialing 877-519-4471 (domestic) or 973-341-3080 (international). The replay pin number is 7293847.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

For the three-month periods ended March 31, 2006 and 2005

(Dollars amounts in thousands, except per share data)

	(Unaudited)
	Three months ended
	March 31, 2006	March 31, 2005
Net service revenue	$127,187	$70,437
Cost of service	55,770	28,461
General and administrative:
Salaries and benefits	32,145	18,005
Non-cash compensation	596	85
Other	23,583	11,041
Depreciation and amortization	2,373	1,333

Operating expense	114,467	58,925

Operating income	12,720	11,512
Other income (expense):
Interest income	206	381
Interest expense	(1,124)	(145)
Miscellaneous, net	100	(15)

Total other income (expense)	(818)	221

Income before income taxes	11,902	11,733
Income tax expense	4,618	4,623

Net income	$7,284	$7,110

Earnings per share:
Basic	$0.46	$0.46

Diluted	$0.45	$0.45

Weighted average common shares outstanding:
Basic	15,902	15,390

Diluted	16,283	15,740

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of March 31, 2006 and December 31, 2005

(Dollar amounts in thousands, except share data)

	As of
	March 31, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$9,476	$17,231
Patient accounts receivable, net of allowance for doubtful accounts of $10,615 at March 31, 2006 and $12,387 at December 31, 2005	67,402	68,139
Prepaid expenses	4,906	2,693
Other current assets	2,366	4,277

Total current assets	84,150	92,340
Property and equipment, net	30,282	27,389
Goodwill	201,218	197,002
Intangible assets, net of accumulated amortization of $3,722 March 31, 2006 and $3,108 at December 31, 2005	11,417	11,447
Other assets, net	12,444	11,819

Total assets	$339,511	$339,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,919	$29,922
Accrued expenses	49,415	45,165
Obligations due Medicare	10,546	10,551
Current portion of long-term obligations	9,881	10,144
Short-term revolving line of credit	10,000	—
Current portion of deferred income taxes	3,180	4,173

Total current liabilities	90,941	99,955
Long-term obligations, less current portions	41,151	43,063
Deferred income taxes	3,421	3,556
Other long-term obligations	1,062	824

Total liabilities	136,575	147,398
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 15,951,648 and 15,881,691 shares issued at March 31, 2006 and December 31, 2005 and 15,947,481 and 15,877,524 shares outstanding at March 31, 2006 and December 31, 2005, respectively	16	16
Additional paid-in capital	149,109	146,684
Treasury stock at cost, 4,167 shares held at March 31, 2006 and December 31, 2005	(25)	(25)
Unearned compensation	—	(628)
Retained earnings	53,836	46,552

Total stockholders’ equity	202,936	192,599

Total liabilities and stockholders’ equity	$339,511	$339,997

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